Exhibit 99.2

Gastar Announces Update on Australian Activity

HOUSTON--(BUSINESS WIRE)--November 11, 2008--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) together with joint venture partner Eastern Star Gas (ASX: ESG) announced today the results from the latest exploratory corehole drilled on license PEL 238 located in New South Wales, Australia.

The Edgeroi-1 corehole was drilled approximately 26 miles north of the existing Bibbliwindi and Dewhurst areas and intersected a total of more than 70 feet of coal, including 33 feet of coal within the primary targeted Bohena coal seam. The coals intersected in the Edgeroi-1 well appear to be fractured with high gas contents. These results are consistent with the results seen in the Bibbliwindi and Dewhurst areas where over 50 feet of fractured, gas-rich coal was found in the primary Bohena coal seam.

“The results from the Edgeroi-1 corehole support the pre-drill estimates for a significant amount of recoverable coalbed methane from the Edgeroi prospect area, extending the CBM potential on PEL 238 much further north than previously mapped,” said J. Russell Porter, Gastar’s President and Chief Executive Officer.

“Along with the earlier results seen to the south, we believe this corehole is additional validation of the tremendous resource potential of PEL 238. With the flurry of recent acquisitions of independent CBM players in eastern Australia, we believe that PEL 238 is now the largest independently owned CBM resource in eastern Australia and will be attractive as a source of gas for both domestic and export purposes.”

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales. For more information, visit our web site at www.gastar.com.

Safe Harbor Statement and Reserves Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in the natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations, risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels, and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in Gastar’s Annual Report on Form 10-K, as filed on March 27, 2007 with the SEC at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

The SEC has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that, under SEC definitions and guidelines, a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. This press release discloses “probable” reserves that the SEC’s guidelines would prohibit us from including in our filings with the SEC. All of these volumes and estimates are by their nature more speculative than estimates of proved reserves under SEC definitions and guidelines and accordingly are subject to substantially greater risk of being actually realized.

The American Stock Exchange and the Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this news release.

CONTACT:
Gastar Exploration Ltd.
President and CEO
J. Russell Porter, 713-739-1800
rporter@gastar.com
or
Investor Relations Counsel:
DRG&E
Lisa Elliott, 713-529-6600
lelliott@drg-e.com
or
Anne Pearson, 713-529-6600
apearson@drg-e.com